Exhibit 10.10

THIS AGREEMENT is entered into as of December ___, 2015 by and between Novavax, Inc., a Delaware corporation (the “Company”), and [●] (the “Director”).

W I T N E S S E T H:

WHEREAS, Director serves as a Director of the Company and will earn remuneration (“Director’s Fees”) from the Company in that capacity; and

WHEREAS, Director and the Company desire to enter into an agreement to provide for the deferral of Director’s Fees in a manner consistent with the requirements of Section 409A of the Internal Revenue Code;

NOW, THEREFORE, it is agreed as follows:

1. Director irrevocably elects to defer receipt, subject to the provisions of this Agreement, of (select one) ___ 50% ___100% of any and all Director’s Fees earned for services performed after the date of this Agreement. Such election shall continue in effect with respect to any Director’s Fees earned in calendar years subsequent to 2015 unless, prior to January 1 of the year in question, Director shall have delivered to the Secretary of the Company a written revocation of such election with respect to any Director’s Fees to be earned in connection with services in such year. Director’s Fees with respect to which Director shall have elected to defer receipt and shall not have revoked such election are hereinafter referred to as “Deferred Fees.”

2. The Company shall credit the amount of Deferred Fees to a book reserve account (the “Deferred Fee Account”) as of the date such fees would have been paid (i.e., as of the 15th day of the month following the end of each calendar quarter) to Director had this Agreement not been in effect.

3. The value of the Deferred Fee Account as of any date shall be equal to the value such account would have had as of such date if the amounts credited thereto had been invested and reinvested as provided in the attached Investment Election Agreement, as may be amended from time to time.

4. The Company’s obligation to make payments from the Deferred Fee Account shall be a general obligation of the Company, and such payments shall be made from the Company’s general assets and property. Director’s relationship to the Company under this Agreement shall be only that of a general unsecured creditor, and this Agreement shall not, in and of itself, create or be construed to create a trust or fiduciary relationship of any kind between the Company and Director or any other person, or a security interest of any kind in any property of the Company in favor of Director or any other person. The Company shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement. If, in order to cover its obligations hereunder, the Company elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors, and no person other than the Company shall, by virtue of the provisions of this Agreement, have any interest in such assets other than an interest as a general creditor. The Company shall provide an annual statement to the Director showing such information as is appropriate, including the aggregate amount credited to the Deferred Fee Account, as of a reasonably current date.

5. Deferred Fees, including all earnings and losses credited or charged with respect thereto, shall be paid in or upon the earliest to occur of:

(a)	Director’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations from the Company, whether such separation from service should occur through retirement, resignation or termination of Director as a member of the Board of Directors of the Company or otherwise;

(b)	the death of Director;

(c)	the merger of the Company into another entity or its consolidation with one or more other entities, or the voluntary sale, conveyance or transfer of all or substantially all of the assets of the Company, provided such merger, consolidation, sale, conveyance or transfer of assets is an event constituting a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in section 1.409A-3(i)(5) of the Treasury Regulations; or

(d)	any designated year between 2016 and 2025, as indicated below:

____________

If no year is designated in (d) above, the Deferred Fees will be paid upon the earliest to occur of the events described in (a) through (c) above.

Director hereby elects to have all Deferred Fees paid in the following form (select one):

☐	in a lump sum; or

☐	in _________ annual installments (not to exceed 10).

If Director has selected a lump sum payment, such payment shall be made in January of the year following the calendar year of a payment event described (a), (b) or (c) above or in January of the year designated in (d) above, if any. If distribution of the Deferred Fee Account is to be made in installments, annual installment payments shall commence in January of the year following the calendar year of a payment event described (a), (b) or (c) above or in January of the year designated in (d) above, if any. The amount of each installment shall be: (i) in the case of each installment payment other than the final installment payment, the “Scheduled Annual Distribution” as hereinafter defined, and (ii) in the case of the final installment payment, the entire remaining balance of the Deferred Fee Account. As used herein, the “Scheduled Annual Distribution” shall mean the quotient determined by dividing (x) the balance of the Deferred Fee Account as of the end of the calendar year immediately preceding the date of the distribution by (y) the total number of installments remaining to be paid to Director. Until complete payment of amounts credited to the Deferred Fee Account, the unpaid balance of such Deferred Fee Account shall be adjusted to reflect earnings and losses in accordance with paragraph 3 above.

The Director’s election made pursuant to this paragraph 5 regarding whether payments shall be made in a lump sum or in a specified number of annual installments may be changed at any time by Director provided such change (i) does not take effect until at least twelve months after the date on which the election is made, (ii) is made on or before the date that is one year prior to January 1 of the year designated in 5(d) above, if any, and (iii) except with respect to payments as a result of death, defers for a period of not less than five years the payment of a lump sum or the commencement of installment payments, as selected by Director, from the date a lump sum payment would otherwise have been made or installment payments would otherwise have commenced. Any such change must be made by written notice thereof from Director to the Secretary of the Company, which change shall become irrevocable only on the last day upon which such change could otherwise be made in accordance with this paragraph, unless an earlier effective date is otherwise specified by Director in the Director’s notice.

6. Payments of the balance credited to the Deferred Fee Account shall be made in the form of a check or by wire transfer. Such payments shall be made to Director except that:

(a)	in the event that Director shall be determined by a court of competent jurisdiction to be incapable of managing Director’s financial affairs, and if the Company has actual notice of such determination, payment shall be made to Director’s personal representative; and

(b)	in the event of Director’s death, payment shall be made to the last beneficiary designated by Director for purposes of receiving such payment in such event in a written notice delivered to the Secretary of the Company; provided that if such beneficiary has not survived Director, payment shall instead be made to the last designated secondary beneficiary, or if none, to Director’s estate.

The Company shall deduct from the payment of the Deferred Fee Account any amounts required for federal and/or state tax withholding purposes.

7. The balance credited to the Deferred Fee Account shall not in any way be subject to the debts or other obligations of Director and may not be sold, transferred, pledged or assigned by Director except as provided in paragraph 6(b).

8. This Agreement shall not be construed to confer any right on the part of Director to be or remain a Director of the Company or to receive any, or any particular rate of, Director’s Fees.

9. Interpretations of, and determinations related to, this Agreement, including any determinations of the amounts credited to the Deferred Fee Account, shall be made by the Board of Directors of the Company and, if made in good faith, shall be conclusive and binding upon all parties; and the Company shall not incur any liability to Director for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

10. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by subsequent written agreement entered into by both parties. The obligations of the Company to make, and the rights of Director to receive, payments hereunder shall not be represented by any form of certificate or instrument.

11. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and Director and Director’s heirs, executors, administrators and personal representatives.

12. This Agreement is being entered into in, and shall be construed in accordance with the laws of, the State of Maryland.

13. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Director has executed this Agreement, on the date first written above.

NOVAVAX, INC.

By:
John A. Herrmann III
SVP, General Counsel & Corporate Secretary

Director

DESIGNATION OF BENEFICIARY

Dated as of ____________, 2015

To the Secretary of Novavax, Inc. (the “Company”) with respect to the Deferred Fee Agreement dated as of _____________, 2015 between the Undersigned and the Company.

Dear Secretary of Novavax, Inc.:

In accordance with the provisions of the above-referenced Deferred Fee Agreement, I hereby designate __________________1 as my beneficiary to receive payments thereunder in the event of my death before payments in full thereunder have been made. In the event that the said beneficiary predeceases me, I hereby designate in his or her stead, ____________________ as my beneficiary thereunder.

Yours truly,

_________________________

[1]	If more than one beneficiary is to be designated, add a page listing the beneficiaries and specify the percentage of each payment to be received by each beneficiary. If any beneficiary is a minor or otherwise under a legal disability, the Company may make all or any part of a distribution payable to such a beneficiary to (i) the parent of the beneficiary; (ii) the guardian, conservator, or other legal representative, wherever appointed, of the beneficiary; (iii) a custodial account established under a Uniform Gifts to Minors Act, Uniform Transfers to Minors Act, or similar act; (iv) any person having control or custody of the beneficiary; or (v) to the beneficiary directly.

INVESTMENT ELECTION AGREEMENT

THIS INVESTMENT ELECTION AGREEMENT, dated as of ____________, 2015, is entered into by and between Novavax, Inc. (the “Company”), a Delaware corporation, and the undersigned Director of the Company (the “Director”). This Investment Election Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

The Company and the Director have entered into, effective as of the first day of the:
1st      2nd      3rd      4th      (circle one) calendar quarter of 2016, a Deferred Fee Agreement pursuant to which the Company and Director have agreed that the value of the Deferred Fee Account (as defined in the Deferred Fee Agreement) attributable to Director shall be equal to the value such account would have had if amounts credited thereto had been invested and reinvested in the investments specified below in this Investment Election Agreement, as may be amended or superseded from time to time.

Until altered by further written agreement, the Company and the undersigned Director hereby agree that from the effective date hereof Director’s Deferred Fee Account shall be valued as if such Deferred Fee Account had been invested as follows (select one):

☐	100% in the Company’s common stock, $.01 par value (“Stock”), which shall be deemed to be acquired, together with notional rights to the value of all dividends and other distributions with respect to such Stock, at the closing price for such Stock on the date the Director’s Fees are credited to the Deferred Fee Account in accordance with Section 2 of the Deferred Fee Agreement.
☐	100% in Interest compounded quarterly at the start of each calendar quarter at the IRS Applicable Federal Rate (AFR) for short-term debt instruments for the last month of such calendar quarter.
☐	50% in Stock, as described above, and 50% in the AFR account.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Director has executed this Agreement, as of the date first written above.

NOVAVAX, INC.

By:
John A. Herrmann III
SVP, General Counsel & Corporate Secretary

Director